Exhibit 99.1

ENTRAVISION COMMUNICATIONS CORPORATION

INITIATES QUARTERLY CASH DIVIDEND

Also Announces Special One-Time Dividend to Shareholders and Partial Debt Prepayment

SANTA MONICA, CALIFORNIA – December 5, 2013 – Entravision Communications Corporation (NYSE: EVC) announced today that its Board of Directors has approved the initiation of a quarterly cash dividend to shareholders and has declared an initial quarterly cash dividend of $0.025 per share of the Company’s Class A, Class B and Class U common stock, in an aggregate amount of approximately $2.2 million. The initial quarterly dividend will be payable on December 30, 2013 to shareholders of record as of the close of business on December 16, 2013, and the common stock will trade ex-dividend on December 12, 2013.

The Company’s Board of Directors has also declared a special one-time cash dividend of $0.10 per share to shareholders of the company’s Class A, Class B and Class U common stock, in an aggregate amount of approximately $8.8 million. The special one-time dividend will be payable on December 30, 2013 to shareholders of record as of the close of business on December 16, 2013, and the common stock will trade ex-dividend on December 12, 2013.

In addition, the Company announced its intention to prepay $10 million of term loans under the Company’s senior secured term loan credit facility entered into on May 31, 2013. The Company currently anticipates funding this prepayment by using cash on hand. Following the prepayment, approximately $364 million will remain outstanding under the Company’s term loan credit facility.

“Our strong financial performance and balance sheet offers us the opportunity to return value directly to our shareholders through the first quarterly dividend in Entravision’s history,” said Walter F. Ulloa, Chairman and Chief Executive Office of Entravision. “We are pleased to deliver additional returns through the one-time special dividend as well as further reduce our debt and strengthen our balance sheet. Our liquidity position remains solid and we are focused on continuing to execute our growth strategy and generate strong operating results.”

About Entravision Communications Corporation

Entravision Communications Corporation is a diversified Spanish-language media company utilizing a combination of television, radio and digital operations to reach Latino consumers across the United States, as well as the border markets of Mexico. Entravision is the largest affiliate group of both the top-ranked Univision television network and Univision’s UniMas network, with television stations in 19 of the nation’s top 50 Latino markets. The company owns and/or operates 56 primary television stations and also operates one of the nation’s largest groups of primarily Spanish-language radio stations, consisting of 49 owned and operated radio stations. Additionally, Entravision has a variety of cross-platform digital content and sales offerings designed to capitalize on the company’s leadership position within the Latino broadcasting community. Entravision shares of Class A Common Stock are traded on The New York Stock Exchange under the symbol: EVC.

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For more information, please contact:

Mike Smargiassi/Brad Edwards

Brainerd Communicators, Inc.

212-986-6667